EXHIBIT 4.1

THE STRIDE RITE CORPORATION

Amendment No. 1 to Rights Agreement

THIS AMENDMENT NO. 1, executed as of March 13, 2007, is made to the RIGHTS AGREEMENT, dated as of June 18, 1997 (the “Agreement”), between The Stride Rite Corporation, a Massachusetts corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

In accordance with the provisions of Section 27 of the Agreement, the Agreement is hereby amended as follows:

1. Section 1(s) of the Agreement is amended by deleting such Section 1(h) in its entirety and substituting therefor the following:

“(h) “Final Expiration Date” shall mean the close of business on March 26, 2007.”

2. Section 7(a) of the Agreement is amended by deleting such 7(a) in its entirety and substituting therefore the following:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on March 26, 2007, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof. The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $68.00, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE STRIDE RITE CORPORATION

Attest:	/s/ Charles W. Redepenning	By:	/s/ Frank A. Caruso
Name:	Charles W. Redepenning	Name:	Frank A. Caruso
		Title:	CFO

COMPUTERSHARE TRUST COMPANY, N.A.

Attest:	/s/ Joshua McGinn	By:	/s/ Dennis V. Moccia
Name:	Joshua McGinn	Name:	Dennis V. Moccia
	Senior Relationship Manager	Title:	Managing Director